Exhibit (a)(1)(c)

ECHELON CORPORATION

OFFER TO EXCHANGE OPTIONS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the offer to exchange); (2) the letter from M. Kenneth Oshman, dated September 21, 2004; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold eligible stock options the opportunity to exchange these options for new options with exercise prices as set forth in Section 9 of the offer. This offer expires at 5:00 p.m., Pacific Time, on October 20, 2004 unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the offer documents, the number of new options you receive will be based on the exchange ratios set forth in Section 2 of the offer to exchange and will have a maximum term as set forth in Section 9 of the offer to exchange. If you participate in this offer, you must exchange all outstanding options granted to you by Echelon on or after March 20, 2004, if any. Each new option will vest in accordance with the schedule described in Section 9 of the offer to exchange. Vesting on any date is subject to your continued employment with Echelon through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer. Your cancelled options will not be reinstated and you will not receive new options if your employment with Echelon ends for any reason before April 22, 2005.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

You may withdraw this election by submitting a properly completed and signed withdrawal form prior to the expiration date which will be 5:00 p.m., Pacific Time, October 20, 2004 unless extended.

☐     Yes, I wish to tender for exchange each of the eligible options listed below (and on any additional sheets which I have attached to this form). I understand that if I wish to exchange any of my options, this list will automatically include all options granted to me on or after March 20, 2004:

Grant Number	Grand Date	Exercise Price	Total Number of Unexercised Shares Subject to the Option (Shares to Be Cancelled)

☐    I have attached an additional sheet listing my name and any additional grants I wish to cancel.

All of these options will be irrevocably cancelled on October 21, 2004 (including all options granted to you on or after March 20, 2004).

Employee Signature

Employee Name (Please print)	E-mail Address	Date and Time

RETURN TO GIBSON ANDERSON NO LATER THAN 5:00 P.M., PACIFIC TIME,

ON OCTOBER 20, 2004 BY FAX (Fax # (408) 790-3355) OR BY HAND DELIVERY

ECHELON CORPORATION

OFFER TO EXCHANGE OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Election Form.

A properly completed and signed original of this election form (or a facsimile of it) must be received by Gibson Anderson either via hand delivery at Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126 U.S.A., attention: Gibson Anderson, or via facsimile (fax number: (408) 790-3355), on or before 5:00 p.m., Pacific Time, on October 20, 2004 (referred to as the expiration date).

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Echelon. You may hand deliver your election form to Gibson Anderson at Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126 U.S.A., or you may fax it to Gibson Anderson at (408) 790-3355. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within two (2) U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by 5:00 p.m., Pacific Time, October 20, 2004.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

Echelon will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the offer to exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been cancelled. Your options that are accepted for exchange will be cancelled on the first U.S. business day following the expiration of the offer, which cancellation is scheduled to be October 21, 2004.

2.	Withdrawal and Additional Tenders.

Tenders of options made through the offer may be withdrawn at any time before 5:00 p.m., Pacific Time, on October 20, 2004. If Echelon extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although Echelon currently intends to accept your validly tendered options promptly after the expiration of the offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on November 17, 2004, you may withdraw your tendered options at any time thereafter. To withdraw tendered options you must hand deliver (Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126 U.S.A.) or fax (fax number: (408) 790-3355) a signed and dated withdrawal form, with the required information, to Gibson Anderson while you still have the right to withdraw the tendered options. You may not rescind any withdrawal and any eligible options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date. To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to Gibson Anderson before the expiration date by following the procedures described in these instructions. Your new election form must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form or withdrawal form we receive prior to the expiration date.

If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Gibson Anderson before the expiration date by following the procedures described in these instructions. This new election form must be signed and dated after your original election form. It must be properly completed and it must list all of the options you wish to tender for exchange. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form or withdrawal form we receive prior to the expiration date.

3.	Inadequate Space.

If the space provided in this election form is inadequate, the information requested by the table on this election form regarding the options to be tendered should be provided on a separate schedule attached to this election form. Print your name on this schedule and sign it. The schedule should be delivered with the election form, and will thereby be considered part of this election form.

4.	Tenders.

If you intend to tender options through the offer, you must complete the table on this election form by providing the following information for each option grant that you intend to tender:

•	grant number;

•	grant date;

•	exercise price; and

•	the total number of unexercised option shares subject to the option.

As more fully set forth in the offer to exchange, you may pick and choose which of your outstanding option grants you wish to exchange. Please note however, that Echelon will not accept partial tenders of option grants unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). This means that you may not elect to exchange only some of the shares covered by an option grant. Accordingly, you may elect to exchange all or none of the unexercised shares subject to an eligible option grant you elect to exchange. In addition, if you participate in this offer at all, you must elect to exchange all options granted to you on or after March 20, 2004, if any, even if such options would not otherwise be eligible for exchange. If an eligible option is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the portion beneficially owned by the eligible employee may be tendered in the offer to exchange; such portion must be tendered for all remaining outstanding shares.

5.	Signatures on this Election Form.

If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Echelon of the authority of that person to act in that capacity must be submitted with this election form.

6.	Other Information on This Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

7.	Requests For Assistance or Additional Copies.

Any questions or requests for assistance, as well as requests for additional copies of the offer to exchange or this election form may be directed to Gibson Anderson, at Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126 U.S.A., telephone number (408) 938-5203. Copies will be furnished promptly at Echelon’s expense.

8.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election form (or a facsimile copy of it) together with all other required documents must be received by Gibson Anderson, on or before 5:00 p.m., Pacific Time, on October 20, 2004.

9.	Additional Documents to Read.

You should be sure to read the offer, all documents referenced therein, and the letter from Ken Oshman, dated September 21, 2004, before deciding to participate in the offer.

10.	Important Tax Information.

If you are subject to tax in the United States, you should refer to Section 14 of the offer, which contains important federal income tax information. If you are subject to tax in another country, you should refer to Schedules C through L, as applicable, which contain important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

11.	Miscellaneous.

A. Data Privacy. By accepting this offer, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, Echelon and/or any of its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the offer.

You understand that Echelon and/or any of its subsidiaries and affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Echelon and/or any of its subsidiaries and affiliates, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the offer (Data). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the offer. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or if you are a resident of certain countries, refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent means that you may not participate in the offer. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

B. Acknowledgement and Waiver. By accepting this offer, you acknowledge that: (1) your acceptance of the offer is voluntary; (2) your acceptance of the offer and the grant of new options does not create any contractual or other right to receive future options, other than the new options, or benefits in lieu of new options; (3) the 1997 Stock Plan is established voluntarily by Echelon and is discretionary in nature; (4) your rights to participate in the offer is an extraordinary item offered by Echelon which is outside the scope of your employment contract, if any; (5) your acceptance of the offer shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause; (6) no claim or entitlement to compensation or damages arises from the termination of the exchanged options or diminution in value of the new options or the underlying shares; (7) the future value of Echelon’s shares is uncertain and cannot be predicted with certainty; and (8) the offer, the exchanged options and the new options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.